Exhibit 2.2

Description of Securities Registered Under Section 12 of the Exchange Act

As of December 31, 2025, Ambev S.A. (“Ambev,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares without par value*	ABEV	New York Stock Exchange*
American Depositary Shares**, each representing one common share	ABEV	New York Stock Exchange**

*	Not for trading, but only in connection with the registration of the American depositary shares (the “ADSs”), representing such common shares, pursuant to the requirements of the SEC.
**	Evidenced by American depositary receipts (“ADRs”).

Capitalized terms used but not defined in this Exhibit 2.2 shall have the meaning given to such terms in the Ambev’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “2025 Form 20-F”).

Common Shares

The following description of Ambev’s common shares is a summary of the material provisions concerning our common shares, bylaws and the Brazilian Corporation Law. In Brazil, the principal governing document of a corporation is its bylaws (Estatuto Social). This description is qualified in its entirety by reference to the Brazilian Corporation Law and our bylaws. An English translation of the bylaws is incorporated by reference as Exhibit 1.1 to the 2025 Form 20-F. A copy of our bylaws (together with an English translation) is also available for inspection at the principal office of the depositary and at our website (http://ri.ambev.com.br/).

General

Our common shares are listed and admitted to trade on the traditional segment of the B3 under the ticker symbol “ABEV”. Our common shares are listed on the New York Stock Exchange not for trading, but only in connection with the registration of the ADS representing such common shares, pursuant to the requirements of the SEC.

Our registered name is Ambev S.A., and our registered office is in the city of São Paulo, State of São Paulo, Brazil. Our registration number with the São Paulo Commercial Registry is 35,300,368,941. Our principal corporate purposes include the production and sale of beer, CSDs and other beverages. A more detailed description of our corporate purposes can be found in Chapter I, Article 3 of our bylaws.

Description of Capital Stock

As of December 31, 2025, our subscribed and paid-in capital stock consisted of 15,761,638,756 common shares, all of which have equal voting and equity rights, with no par value, of which 145,113,436 common shares were held in treasury.

Rights of the Ambev Common Shares

Each of our common shares is indivisible and entitles its holder to one vote at any shareholders’ meeting of Ambev. In accordance with our bylaws and the Brazilian Corporation Law, shareholders have the right to receive dividends or other distributions in proportion to their equity interest in our share capital. For additional information regarding the payment of dividends and other distributions relating to our common shares, see “Item 8. Financial Information—A. Consolidated Financial Statements and Other Financial Information—Dividend Policy.” In addition, our shareholders may freely transfer their shares and are entitled to be included in a statutory sale of control tender offer upon a disposition of our control (see item “Item 10. Additional Information—B. Memorandum and Articles of Association—Disclosure of the Ownership and Trading of our Shares by Us, our Principal Shareholders, Directors and Officers or Members of our Fiscal Council” for more information).

Also, upon our liquidation, and after the discharge of all our liabilities, our common shares entitle its holders to a participation in our remaining assets as capital reimbursement in proportion to their equity interest in our share capital. Except under certain circumstances, holders of our common shares have the right, but not the obligation, to subscribe for our future capital increases.

Moreover, pursuant to the Brazilian Corporation Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in our profit distributions;
•	the right to participate in our remaining assets in proportion to its equity interest in our share capital in the event of our liquidation;
•	preemptive rights to subscribe for our common shares, convertible debentures and warrants, except in certain circumstances under the Brazilian Corporation Law, as described in “—Preemptive Rights”;
•	the right to inspect and monitor our management, in accordance with the Brazilian Corporation Law; and
•	the right to exercise appraisal rights and withdraw from the Company in the cases provided under the Brazilian Corporation Law, as described in “—Appraisal Rights.”

Shareholders’ Meetings

Pursuant to the Brazilian Corporation Law, shareholders, during shareholders’ meetings regularly called and convened, are generally empowered to pass resolutions relating to our corporate purpose as they may deem necessary. Shareholders’ meetings may be ordinary (i.e., annual shareholders’ meeting), or extraordinary. Shareholders at the annual shareholders’ meeting (assembleia geral ordinária), which is required to be held within four months of the end of our fiscal year, have the exclusive power to, among other matters, approve our financial statements and to determine the allocation of our net profits, if any, and the distribution of dividends with respect to the fiscal year ended immediately prior to the annual shareholders’ meeting. Extraordinary shareholders’ meetings are convened to approve other matters as provided by law and/or our bylaws. An extraordinary shareholders’ meeting may be held concurrently with an ordinary meeting.

A shareholders’ meeting is convened by publishing a meeting call notice no later than 21 days prior to the scheduled meeting date, on first call, and no later than eight days prior to the date of the meeting, on second call, and no fewer than three times, in a newspaper with broad circulation in São Paulo, where we have our registered office. At the shareholders’ meeting held on March 1, 2013, our shareholders designated Valor Econômico, a newspaper with general circulation in São Paulo for this purpose. The call notice must contain the date, time, place and agenda of the meeting, and in case of amendments to the bylaws, the indication of the relevant matters. In certain circumstances, at the request of any shareholder (and as per additional regulations from CVM) and after hearing us, the CVM may (i) order, upon a reasoned decision, that the meeting be postponed for up to 30 days, in case there is insufficient information for a vote to be held, which term will be counted as of the date on which complete information is delivered to shareholders; and (ii) stay call notices for up to 15 days in order to review the agenda and proposals subject to a shareholder vote at the meeting and, as the case may be, inform the company the reasons why CVM understands that items of the agenda breach laws or regulations. CVM Resolution 81, also requires that additional information be disclosed in the meeting call notice for certain matters. For example, in the event of an election of all directors, the meeting call notice shall also disclose the minimum percentage of equity interest required from a shareholder to request the adoption of cumulative voting procedures. All documents in connection with the shareholders’ meeting’s agenda shall be made available to shareholders either within at least one month prior to the meeting or upon publication of the first meeting call notice, as the case may be, except if otherwise required by law or CVM regulations.

A shareholders’ meeting may be held on first call, if shareholders representing at least one quarter of the voting shares are present, except in some cases provided by law, such as in meetings seeking to amend the Company’s bylaws, which requires the presence, on first call of shareholders representing at least two-thirds of the voting shares. If no such quorum is present, an eight-day prior notice must be given in the same manner as described above, and then the meeting may then be convened, on second call, without any specific quorum requirement, subject to the minimum quorum and voting requirements for specific matters, as discussed below.

Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote of the shares present or represented at the meeting, abstentions not being considered. Under the Brazilian Corporation Law, the approval of shareholders representing at least a majority of the votes granted by all issued and outstanding voting shares is required for the types of actions described below (among others):

•	creating preferred shares or increasing disproportionately an existing class of preferred shares relative to the other classes of shares, unless such action is provided for or authorized by the bylaws;
•	modifying a preference, privilege or condition of redemption or amortization conferred upon one or more classes of preferred shares, or creating a new class with greater privileges than those of the existing classes of preferred shares;
•	reducing the minimum mandatory dividend;
•	merging Ambev with another company or consolidating or executing a spin-off of Ambev;
•	related party transactions, or the sale or contribution of assets to another company, in each case if the amount involved exceeds 50% of the amount of our assets indicated in the most recently approved balance sheet.
•	changing our corporate purpose; and
•	dissolving Ambev or ceasing its liquidation status.

Shareholders may not exercise voting rights with respect to the approval of the appraisal report of assets contributed by them in a capital increase paid in kind or with respect to the approval of their own accounts as managers of the company, as well as in those resolutions that may favor those shareholders specifically, or whenever there is a conflicting interest with the Company. Mergers between affiliated parties are subject to a special statutory valuation procedure intended to provide a parameter (based on the net equity at market prices of the companies involved) for comparing the proposed exchange ratio.

Shareholders’ meetings may be called by our Board of Directors. Under the Brazilian Corporation Law, meetings may also be convened by our shareholders as follows: (1) by any shareholder, if the directors take more than 60 days to convene a shareholders’ meeting after the date they were required to do so under applicable laws and our bylaws, (2) by shareholders holding at least a minimum percentage of our total capital stock (currently, such percentage is 1%), pursuant to CVM Resolution 70, if our Board of Directors fails to call a meeting within eight days after receipt of a justified request to call a meeting by those shareholders indicating the proposed agenda, (3) by shareholders holding at least 5% of our voting capital stock, if the directors fail to call a general meeting within eight days after receipt of a request to call a shareholders’ meeting for purpose of assembling a Fiscal Council, and (4) by our Fiscal Council, if the Board of Directors fails to call an annual shareholders’ meeting within one month after the mandatory date for such call. The Fiscal Council may also call an extraordinary shareholders’ meeting if it believes that there are important or urgent matters to be addressed.

To attend a shareholders’ meeting, shareholders or their legal representatives willing to attend the meeting shall present identification documents and/or pertinent documentation that evidences their legal representation of such shareholder. CVM Resolution 81 prohibits the Company from conditioning the exercise of rights by the shareholders in the shareholders’ meeting to the presentation of documents to prove circumstances related to the ownership of shares that can be objectively verified based on ownership records already held by the Company.

A shareholder may be represented at a general meeting by an attorney-in-fact appointed no more than one year before the meeting, who must be another shareholder, an officer or director of the Company, a lawyer or a financial institution. Notwithstanding the above, the CVM decided on November 4, 2014, that shareholders that are legal entities may be represented at general meetings by their legal representatives or by a duly appointed attorney-in-fact, pursuant to the bylaws and related corporate instruments of the legal entities and pursuant to the Brazilian Civil Code.

The participation and remote voting in general shareholders’ meetings of publicly held companies are regulated by CVM Resolution 81, which, among other rules, provides the following:

•	the use of remote voting bulletins through which shareholders may exercise their right to vote prior to the date the general meeting is held. The use of such remote voting bulletins is mandatory for all shareholders’ meetings, whether general or special, ordinary or extraordinary, except for the cases expressly waived and may be forwarded by the shareholder: (a) to the custodian (if the shares held by the shareholder are kept at a centralized deposit); (b) to the book-entry agent of the shares issued by the company (if such shares are not kept at a centralized deposit); (c) to the central depositories; or (d) directly to the company;
•	the possibility of inclusion of candidates for the Company’s Board of Director and Fiscal Council and proposals of deliberation of shareholders in that remote voting bulletin, with due observance of certain percentages of equity interest, in order to facilitate shareholders’ participation in general meetings;
•	the procedures applicable to shareholders’ meetings, including, but not limited to, (1) the deadlines for inclusion of candidates for the Company’s Board of Director and Fiscal Council in the bulletin by request of minority shareholders and for the company to resend the bulletin in case of inclusion of candidates by minority shareholders and (2) the disclosure of the detailed final voting map of the shareholders’ meetings, including the partial disclosure of each shareholders taxpayer’s registry number and their respective votes on each matter, as well as summary maps of the centralized deposit and book-entry agent of the shares issued by the company; and
•	the possibility of publicly held companies to hold virtual or hybrid (i.e., physical and virtual) shareholders’ meetings or in ancillary physical locations, including certain procedures that must be adopted by such companies when holding these types of meetings. The notice to a shareholders’ meeting must indicate the format of the meeting and the actions that shareholders must take to participate remotely.

Board of Directors

In accordance with the Brazilian Corporation Law, as a general rule, any matters subject to the approval of our Board of Directors can be approved by the affirmative vote of a majority of our Board members present at the referred meeting. Exceptions to this general rule are provided in the Shareholders’ Agreement.

Under our bylaws, (i) the majority of the members of our Board of Directors must be external directors (i.e., with no current employment or managerial relationship with the company) and (ii) at least two members or twenty percent (20%) of the total number of members of our Board of Directors, whichever is greater, shall be independent directors. According to our bylaws, for a director to be considered independent he or she may not: (1) be a controlling shareholder, or a spouse or relative to the second degree of a controlling shareholder, (2) have been, within the last three years, an employee or executive officer of (a) Ambev or of any of our controlled companies or (b) our controlling shareholder or entities under common control with Ambev, (3) have business relationships including directly or indirectly, supply to, or purchase from, us, our controlled companies, controlling shareholder, an associated company or entities under common control, any products or services, to such an extent as would cause that director to cease being independent, (4) be an employee or administrator of any corporation or entity that offers products or services to, or receives products or services from, us, our controlled companies, controlling shareholder or entities under common control, to such an extent as would cause that director to cease being independent, (5) be a spouse, partner or straight-line or collateral relative to the second degree of any member of management of Ambev, its controlled companies, controlling company, of management of ABI or entity under common control, (6) receive any other compensation from Ambev, its controlled companies, controlling shareholder, an associated company or entities under common control, aside from compensation for duties as a board member (gains arising from ownership of our stock are excluded from this restriction), (7) have voting exercise in the meetings of the Board of Directors bound by shareholder’s agreement whose purpose are matters related to Ambev or (8) be a founder of the Company and have significant influence over it. Our bylaws also set forth that directors elected by a separate ballot vote of minority shareholders holding at least 10% of our capital stock, as provided in paragraphs 4 and 5 of Section 141 of the Brazilian Corporation Law, shall be deemed independent regardless of compliance with the abovementioned criteria. Furthermore, Brazilian law and CVM regulations requires that at least 20% of the members of the Board of Directors shall be independent directors, who are qualified as such depending on certain criterion relating to the relationship between a director, and (i) Ambev, its controlling shareholder and their management; and (ii) companies controlled, affiliated or under common control.

According to the general principles of the Brazilian Corporation Law, if a director or an executive officer has a conflict of interest with a company in connection with any proposed transaction, the director or executive officer may not intervene nor vote in any resolution of the Board of Directors or of the Board of Executive Officers regarding such transaction and must disclose the nature and extent of the conflicting interest for purposes of recording such information in the minutes of the meeting. In any case, a director or an executive officer may not transact any business with a company, including any borrowings, except on reasonable or fair terms and conditions that are identical to the terms and conditions prevailing in the market or offered by third parties. Any transaction in which a director or executive officer may have an interest can only be approved if carried out on an arm’s-length basis.

Election of Directors

Each Ambev common share represents one vote at any shareholders’ meeting in connection with the election of our Board of Directors.

Common shareholders holding at least 10% of our capital may elect one member and respective alternate to the Board of Directors in a separate voting decision, without the participation of the controlling shareholder. To exercise these minority rights, shareholders must prove the continuous ownership of Ambev common shares in the percentage above for at least three months prior to the shareholders’ meeting convened to elect board members. If that prerogative is exercised together with the adoption of cumulative voting procedures, as described below, the controlling shareholder will always have the right to elect the same number of members appointed by minority shareholders plus one, regardless of the number of directors provided in our bylaws.

Shareholders holding shares representing at least 10% of our capital, or a smaller applicable percentage according to a sliding scale determined by the CVM and based on a company’s capital stock (currently, 5% of Ambev’s common shares, pursuant to CVM Resolution 70), have the right to request that cumulative voting procedures be adopted in the election of the Board of Directors. Under such procedures, each of our common shares shall entitle as many votes as the number of director positions to be filled, and each shareholder may cast all of his or her votes for a single candidate or distribute them among various candidates.

According to CVM Resolution 81, in the event that, at the time of the meeting, there are no candidates for the board of directors other than those nominated by the management or the controlling shareholder, the request for the adoption of the cumulative voting process made through the remote voting bulletin shall be void. Pursuant to CVM Resolution 81, publicly held companies shall adopt the following measures regarding voting process: (1) inform its shareholder and the market of the adoption of cumulative voting process in applicable meetings immediately upon the receipt of the first valid requirement; (2) disclose the voting final summary statements, the voting final detailed statements, as well as any voting statement presented by shareholders at the relevant meeting; and (3) register in the minutes of the annual shareholders’ meeting the number of approving, rejecting or abstaining votes for each item of the agenda, including the votes received by each member of the Board of Directors and/or Fiscal Council elected in such shareholders’ meeting.

Under our bylaws and applicable law, the number of directors may be reduced to a minimum of five.

The current members of our Board of Directors were elected by our controlling shareholder. Board members, regardless of the shareholder they represent, owe fiduciary duties to the Company and all of our shareholders. At the same time, any director appointed by shareholders bound by a shareholders’ agreement is also bound by the terms of that agreement. For more information on our shareholders’ agreements, see “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders—Ambev’s Major Shareholders.”

Dividends

The below summarizes the main provisions of the Brazilian Corporation Law regarding the establishment of reserves by corporations and rules with respect to the distribution of dividends, including provisions regarding interest on shareholders’ equity.

Calculation of Distributable Amounts

At each annual shareholders’ meeting, our Board of Directors is required to propose how Ambev’s net profits for the preceding fiscal year are to be allocated. For purposes of the Brazilian Corporation Law, a company’s net profits after income taxes and social contribution on profits for the immediately preceding fiscal year, net of any accumulated losses from prior fiscal years and amounts allocated to employees’ and management’s participation in earnings, represents its “adjusted net income” for such preceding fiscal year. In accordance with the Brazilian Corporation Law, an amount equal to such adjusted net profits, which is also referred to in this section as the distributable amount, will be available for distribution to shareholders in any particular year. Such distributable amount is subject to:

•	reductions that may be caused by amounts contributed for the purpose of meeting the charges of the assistance foundation for employees and management of the Company and its controlled companies, with due regard for the rules established by the Board of Directors to this effect; up to 10% of the distributable amount may be contributed under this concept;
•	reductions caused by amounts allocated to the Legal Reserve or Contingency Reserves (see “Item 19. Exhibits—Reserves”); and
•	increases caused by reversals of reserves constituted in prior years.

Mandatory Dividend

We are required by our bylaws to distribute to shareholders as dividends in respect to each fiscal year ending on December 31 a mandatory dividend equivalent to no less than 40% of the distributable amount. In addition to the mandatory dividend, the Board of Directors may recommend payment of additional dividends to shareholders. The limit for dividend payment is the distributable amount, less any mandatory profit allocation (e.g., Legal Reserve), plus the balance available in certain profit reserves (including our statutory “Investment Reserve,” to which we allocate distributable amounts from previous fiscal years not paid as dividends. See “Item 19. Exhibits—Reserves.”) and retained profits. Furthermore, the Board of Directors may also resolve on the (i) distribution of periodical dividends and/or interest on shareholders’ equity based on the profits calculated in a 6-month balance sheet or shorter periods; and (ii) distribution of interim dividends and/or interest on shareholders’ equity based on the accrued profits or existing profits (retained profits or certain profits reserves) presented in the latest annual or six-month balance sheet. Periodical and interim dividends and interest on shareholders’ equity are always deemed as an advancement towards the mandatory dividend.

In addition, the mandatory dividend, whether the full amount or only a portion thereof, may not be distributed in any given year should the Board of Directors consider that such payment is incompatible with the Ambev’s financial situation, subject to shareholder approval. While the law does not establish the circumstances in which distribution of the mandatory dividend is incompatible with a company’s financial situation, it is generally agreed that a company is allowed to refrain from paying the mandatory dividend if such payment threatens its existence as a going concern or harms its normal course of operations. The Fiscal Council must opine on the nonpayment of the mandatory dividends, and management must submit to the CVM a report explaining the reasons considered by the Board of Directors to withhold the payment of the mandatory dividend no later than five business days after the shareholders’ meeting that decides on this topic.

Any postponed payment of mandatory dividends must be allocated to a special reserve. Any remaining balance in such reserve not absorbed by losses in subsequent fiscal years must be paid to shareholders as soon as the Company’s financial situation allows.

Payment of Dividends

Under the Brazilian Corporation Law any holder of record of shares at the time of a dividend declaration is entitled to receive such dividends, which are generally required to be paid within 60 days following the date of such declaration, unless otherwise resolved by the shareholders’ meetings, which, in either case, must occur prior to the end of the fiscal year in which such dividends were declared. Our bylaws do not provide for a time frame for payment of dividends. The mandatory dividend is satisfied through payments made both in the form of dividends and interest on shareholders’ equity (amount net of taxes), which, from an economic perspective, is equivalent to a dividend but represents a tax efficient alternative to distribute earnings to shareholders because it is deductible for income tax purposes up to a certain limit established by Brazilian tax laws (see “Item 19. Exhibits—Interest on Shareholders’ Equity”). Shareholders have a three-year period from the dividend payment date to claim the payment of dividends, after which we are no longer liable for such payment.

Shareholders that do not reside in Brazil must register their investment with the Brazilian Central Bank to be eligible for remittance gains, dividends, profits or other payments under Ambev’s shares in foreign currency outside of Brazil. Our common shares underlying the Ambev ADSs will be deposited with the Brazilian custodian, Banco Bradesco S.A., which acts on behalf of and as agent for the Depositary and is registered with the central depository system registered with the Brazilian Central Bank as the fiduciary owner of those common shares underlying our ADSs. Payments of cash dividends and distributions on our common shares will be made in reais to the custodian on behalf of the Depositary. The custodian will then convert those proceeds into U.S. dollars and will deliver them to the Depositary for distribution to ADS holders. If the custodian is unable to immediately convert dividends in reais into U.S. dollars, ADS holders may be adversely affected by devaluations of the real or other exchange rate fluctuations before those dividends can be converted into U.S. dollars and remitted abroad. Fluctuations in the exchange rate between the real and the U.S. dollar may also affect the U.S. dollar equivalent of the trading price of our common shares in reais on the B3.

Interest on Shareholders’ Equity

Brazilian companies are permitted to distribute earnings to shareholders under the concept of an interest payment on shareholders’ equity, calculated based on specific Ambev’s shareholders’ equity accounts multiplied by the TJLP (Long Term Interest Rate).

Amounts distributed by Ambev to its shareholders as interest on shareholders’ equity is deductible for purposes of income tax and social contribution applicable to our profits. The amount of the deduction may not exceed the greater of:

•	50% of net income (after the deduction of social contribution on net income but before taking into consideration the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) for the period in respect of which the payment is made; or
•	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Interest on shareholders’ equity is treated similarly to dividends for purposes of distribution of profits. Begining January 1, 2026, dividends paid to Brazilian resident individuals, in certain conditions, or to non-Brazilian holders are subject to Brazilian withholding income tax (“WHT”) at a rate of 10%, pursuant to Law No. 15,270/2025. The WHT on interest on shareholders’ equity continues to apply to nonexempt shareholders, resident or not of Brazil, upon receipt of such interest payment, and must be withheld by us on behalf of our shareholders when the distribution is implemented. Pursuant to Supplementary Law No. 224/2025, such withholding income tax rate was increased from 15% to 17.5% for amounts declared as from January 2026. Lower rates may be applicable as provided for in an applicable tax treaty entered into between Brazil and the country where the Non-Brazilian Holder reside. If the shareholder is not a Brazilian resident and is resident or domiciled in a tax-haven jurisdiction, withholding income tax is due at a 25% rate. The amount shareholders receive as interest on shareholders’ equity, net of taxes, is deducted from the mandatory dividend owed to shareholders.

For further information on the taxation of interest on shareholders’ equity, including the concept of tax haven jurisdiction for such purposes, see “Item 10. Additional Information—E. Taxation—Brazilian Tax Considerations—Income Tax—Distributions of Interest on Shareholders’ Equity.”

Reserves

General

The Brazilian Corporation Law provides that all discretionary allocations of adjusted net profits, including the Unrealized Income Reserve and the Investment Reserve, are subject to shareholder approval and may be added to capital (except for the amounts allocated to the Unrealized Income Reserve) or distributed as dividends in subsequent years. In the case of Tax Incentive Reserve and the Legal Reserve, they are also subject to shareholder approval; however, the use of their respective balances is limited to having those balances added to capital or used to absorb losses. They cannot be used as a source for income distribution to shareholders.

Legal Reserve

Under the Brazilian Corporation Law, corporations are required to maintain a “Legal Reserve” to which they must allocate 5% of their adjusted net income for each fiscal year until the balance of the reserve equals up to 20% of their share capital. However, corporations are not required to make any allocations to their legal reserve in a fiscal year in which the Legal Reserve, when added to other established capital reserves, exceeds 30% of their share capital. Accumulated losses, exceeding the accumulated profits account and the amount of profit reserves, if any, may be charged against the Legal Reserve. Other than that, the Legal Reserve can only be used to increase a company’s share capital.

Contingency Reserve

Under the Brazilian Corporation Law and subject to shareholder approval, a portion of a corporation’s adjusted net profits may also be discretionally allocated to a “Contingency Reserve” for an anticipated loss that is deemed probable in future years and which amount can be estimated. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if that loss does not in fact occur or charged off if the anticipated loss occurs.

Investment Reserve

Under Brazilian Corporation Law, we are permitted to provide for the allocation of part of our net income to discretionary reserve accounts that may be established in accordance with our bylaws. The allocation of our net income to discretionary reserve accounts may not be made if it serves to prevent the distribution of the mandatory distributable amount. According to our bylaws, a portion of up to 60% of our adjusted net income may be allocated to an “Investment Reserve” for the expansion of our activities, including to be capitalized by us or for our investment in new business ventures.

Pursuant to our bylaws, the Investment Reserve balance is not allowed to be greater than 80% of our share capital. In case such limit is reached, shareholders may resolve to use the exceeding amount for conversion into share capital or to be distributed as dividends.

Unrealized Income Reserve

Pursuant to the Brazilian Corporation Law, the amount by which the mandatory dividend exceeds the “realized” portion of net income for any particular year may be allocated to the Unrealized Income Reserve, subject to shareholder approval. The realized portion of net income is the amount by which the adjusted net income exceeds the sum of:

•	our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain affiliates; and
•	the net profits, net gains or net return obtained on transactions or on accounting of assets and liabilities based on their market value, to be completed after the end of the following fiscal year.

Tax Incentive Reserve

Under the Brazilian Corporation Law, a portion of the adjusted net income may also be allocated to a general “Tax Incentive Reserve” in amounts corresponding to reductions in a company’s income generated by tax grants for particular government-approved investments. This reserve is available only in connection with the acquisition of capital stock of companies undertaking specific government-approved projects and used to be a requirement for the portion of VAT incentives to not be taxed form IRPJ/CSLL purposes. In this sense, the VAT incentives deemed and ICMS presumed credits used to be considered as grants for investments, for the purposes of Tax Incentives Reserve’s composition, until Article 30 of Law 12,973/2014 was revoked by Law 14,789/2023. Other tax incentives continue to be considered as grants for investment for the purpose of accounting for the Tax Incentive Reserve.

Goodwill Premium from Shares Issued

Pursuant to the Brazilian Corporation Law, the amount received from subscription of shares in excess of the par value of the shares or the portion of the issuance price allocated to capital stock, in case of shares without par value, must be allocated to this reserve. The amount can be used (i) to absorb losses that surpass accumulated profits and profit reserves, (ii) for future capital increases without the issuance of new shares, (iii) to redeem or reimburse shares (including founder’s shares, if applicable), (iv) for payment of dividends to preferred shares, if applicable, or (v) to support an approved share buyback program.

Fiscal Benefit of Goodwill Premium Amortization

Pursuant to CVM Resolution 78, when a reporting company merges with its parent company, while remaining a reporting company, the goodwill previously paid by the parent company on its acquisition is deductible for purposes of income tax and social contribution on profits. This future tax benefit is recorded as a capital reserve by the reporting company. As this benefit is realized, the company increases its share capital proportionally to the benefit and is able to issue new shares to the parent company, pursuant to the terms of the merger agreement.

Liquidation

In the event of our liquidation, an extraordinary general shareholders’ meeting shall determine the form of liquidation and appoint a committee to supervise the process during the liquidation period. A liquidator shall be appointed by the Board of Directors.

Restrictions on Foreign Investment

There are no restrictions on ownership or voting rights in respect of our common shares owned by individuals or legal entities domiciled outside Brazil. For a description of voting rights, see “Item 19. Exhibits—Rights of the Ambev Common Shares” and “Item 19. Exhibits—Shareholders’ Meetings.” The right to convert payments of dividends (including interest on shareholders’ equity) and proceeds from the sale of our common shares into foreign currency and to remit those amounts outside Brazil, however, is subject to exchange control and foreign investment legislation. For a description of these exchange control restrictions and foreign investment legislation, see “Item 10. Additional Information—D. Exchange Controls and other Limitations Affecting Security Holders.”

Appraisal Rights

Under the Brazilian Corporation Law, dissenting shareholders have appraisal rights that allow them to withdraw from the Company and be reimbursed for the value of their Ambev common shares, whenever, among other instances, a decision is taken at a shareholders’ meeting to:

•	create preferred shares or increase disproportionately an existing class of preferred shares relative to the other classes of shares, unless such action is provided for or authorized by our bylaws;
•	modify a preference, privilege or condition of redemption or amortization conferred upon one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;
•	reduce the minimum mandatory dividend;
•	merge or consolidate us with another company;
•	change our corporate purpose;
•	conduct a spin-off of Ambev, if the new entities resulting from the spin-off have different primary corporate purposes or a lower minimum mandatory dividend or such spin-off causes us to join a group of companies (as defined in the Brazilian Corporation Law);
•	transform us into another corporate type;
•	conduct a stock swap merger of Ambev with another company, so that Ambev becomes a wholly owned subsidiary of that company; or
•	approve the acquisition of control of another company, the price of which exceeds the limits set forth in the Brazilian Corporation Law.

In cases where Ambev merges or is consolidated with another company, participates in a group of companies (as defined in the Brazilian Corporation Law), or is a party to a share merger, dissenting shareholders will not be entitled to exercise appraisal rights if their Ambev common shares are (1) liquid, defined as being part of B3 general index and (2) widely held such that the controlling shareholder or companies under its control holds less than 50% of the referred common shares.

Appraisal rights expire within 30 days after publication of the minutes of the relevant shareholders’ meeting that approved the transaction. We are entitled to reconsider any action triggering appraisal rights within 10 days following the expiration of the 30-day appraisal rights exercise period if the redemption of our common shares held by dissenting shareholders would jeopardize our financial stability.

Any shareholder that exercises appraisal rights is, in general, entitled to receive the amount equivalent to its shares’ book value as per the last balance sheet approved by our shareholders. If the resolution giving rise to appraisal rights is approved more than 60 days after the date of the last shareholder-approved balance sheet of Ambev, dissenting shareholders may require that the value of their shares be calculated on the basis of an updated balance sheet (balanço especial) dated no less than 60 days before the resolution date. In this case, we must (1) immediately advance 80% of the book value of the shares to be redeemed according to the most recent balance sheet approved by our shareholders and (2) pay the remaining balance within 120 days after the date of the resolution of the shareholders’ meeting. However, if the advanced payment of 80% of the book value of the shares to be redeemed is greater than the actual appraisal rights value per share determined by the updated balance sheet, then the amount in excess advanced by the Company shall be refunded to us by the dissenting shareholders who exercised appraisal rights.

As a general rule, shareholders may not exercise appraisal rights with respect to shares acquired after the publishing of a first meeting call notice or the relevant press release concerning the matter giving rise to such appraisal rights.

Preemptive Rights

Each shareholder of Ambev generally has preemptive rights to subscribe for new shares of Ambev in our capital increases (including in the issuance of stock purchase warrants or convertible bonds) in proportion to its shareholdings. A minimum 30-day period following the publication of the capital increase notice is given for the exercise of preemptive rights. However, according to the Brazilian Corporation Law, our Board of Directors is authorized to exclude preemptive rights or reduce the exercise period with respect to the issuance of new shares, debentures convertible into shares and subscription warrants if the distribution of those shares is effected through sale in a stock exchange transaction, through a public offering or through an exchange of shares in a public offering the purpose of which is to acquire control of another company. Preemptive rights may be purchased and sold by shareholders. Our bylaws provide that if the Board of Directors decides to increase our share capital within the limit of the authorized capital through sales in stock exchanges, public offerings or public tender offers, no preemptive rights will apply. In addition, Brazilian law provides that the grant or the exercise of stock options pursuant to certain stock option plans, such as our Stock Option Plan, is not subject to preemptive rights.

Inspection of Corporate Records

Pursuant to CVM Resolution 70, shareholders that own 1% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders’ lists, corporate minutes, financial records and other documents, if (1) Ambev or any of its officers or directors have committed any act contrary to Brazilian law or our bylaws or (2) there are grounds to suspect that there are material irregularities in the Company. However, in either case, shareholders desiring to inspect our corporate records must obtain a court order authorizing the inspection.

Form and Transfer

Brazilian law provides that ownership of shares issued by a Brazilian corporation shall generally be evidenced only by a record of ownership maintained by either the corporation or an accredited intermediary, such as a bank, acting as a registrar for the shares. Banco Bradesco S.A. currently maintains our share ownership records.

Because our common shares are in registered book-entry form, a transfer of those shares is made under the rules of the Brazilian Corporation Law, which provides that a transfer of shares is effected by an entry made by the registrar for our shares in its books, by debiting the share account of the transferor and crediting the share account of the transferee.

Transfers of shares by a foreign investor are made in the same way and executed by that investor’s local agent on the investor’s behalf, except that, if the original investment was registered with the Brazilian Central Bank pursuant to foreign investment regulations, the foreign investor should also seek, through its local agent, an amendment of the corresponding electronic registration to reflect the new ownership, if necessary.

The B3 operates a central clearing system and a stock exchange. A holder of our common shares may choose, at its discretion, to participate in this system, and all shares elected to be transferred to B3’s market must be deposited in custody with the stock exchange through a Brazilian institution that is duly authorized to operate by the Brazilian Central Bank and maintains a clearing account with the B3. Our common shares that are subject to custody with the stock exchange will be reflected in our registry of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the stock exchange and will be treated in the same way as registered shareholders.

Disclosure of the Ownership and Trading of our Shares by Us, our Principal Shareholders, Directors and Officers or Members of our Fiscal Council or Any Technical or Advisory Committee

Pursuant to CVM rules, our directors and officers and members of our fiscal council or of any technical or advisory committee are required to disclose to us, to the CVM and to the B3 the number, type and manner of acquisition of any securities issued by us, or by our publicly held controlling shareholders and subsidiaries, as applicable and held by them or any persons related to them (such as a spouse, companion or dependent). We must provide the information regarding the trade of any such securities to CVM within 10 days following the end of the month in which they were traded or the month in which the management members were elected. The individuals mentioned above must also disclose to us any securities issued by us that are owned or traded by entities directly or indirectly controlled by them.

Such information must include:

•	name and qualification of the person providing the information;
•	amount, price, type, class and other characteristics of the shares or other securities transferred; and
•	form of transfer (private transaction, stock exchange transaction or otherwise).

Under Brazilian law, shareholders owning more than 5% of a company’s voting shares must publicly disclose their shareholder ownership to the CVM and to the Brazilian stock exchange. In addition, according to CVM Resolution 44, if any shareholder or any group of shareholders, acting together or representing the same interest, increases or decreases its participation in our capital stock directly or indirectly (including not only shares but also other securities and derivative instruments referenced to our shares, whether settled physically or financially) exceeding thresholds of 5% multiples (i.e., 5%, 10%, 15% etc.), this person or entity must immediately disclose its shareholder ownership to us in the terms mentioned above, including the reasons for and purpose of the transaction and information on any agreement regarding the exercise of voting rights or the purchase and sale of the securities.

After receiving such communication, we must disclose the change to CVM and the market. According to CVM Resolution 44, individual investment or disinvestment plans for direct or indirect controlling shareholders, members of any statutory governing bodies of a corporation, as well as any persons who, due to their responsibility, function or position in a listed company, its controlling company, subsidiaries or affiliates have potential access to insider information, are allowed, subject to certain requirements.

Other Significant Provisions of the Brazilian Corporation Law

The Brazilian Corporation Law, as applicable to us, also requires the following:

•	upon a sale of our control, the acquirer is required to launch a tender offer to purchase all minority voting shares at a price equal to at least 80% of the price per share paid for the controlling stake;
•	our delisting is subject to an administrative proceeding before the CVM, having as a condition the launching of a tender offer by the controlling shareholder or us for the acquisition of all our outstanding shares (defined as those owned by shareholders other than the controlling shareholder, its related parties, officers and directors as well as shares held in treasury) at their fair value, as determined by an independent appraiser. Shareholders holding more than two-thirds of the free float of shares must accept the tender offer or must expressly agree with the delisting (for this purpose, the free float of shares must be considered those held by shareholders that have either accepted the delisting or the offer);

•	in addition, according to the current rule, CVM Resolution 215, dated October 29, 2024 (“CVM Resolution 215”), if an acquisition by controlling shareholder or a person related to the controlling shareholders of outstanding shares leads to a reduction of the total free float of the same class and type to a level below 15%, a mandatory tender offer to ensure share dispersion is required for all the outstanding shares in that class;
•	members of our Board of Directors elected by non-controlling shareholders (in a separate voting mechanism) have the right to veto the choice of the independent auditor by the Board;
•	the chairman of any shareholders’ meeting or directors shall disregard any vote that is rendered against provisions of any shareholders’ agreement if that shareholders’ agreement has been duly filed with us, as is the case with the Shareholders’ Agreement.

Restriction on Certain Transactions by Controlling Shareholders, Directors and Officers

We, our direct or indirect controlling shareholders, if any, members of our Board of Directors, Board of Executive Officers, members of our fiscal council, members of any technical or advisory body or whomever which, by virtue of its title, duty or position in us, or in our controlling shareholders, controlled companies or affiliates, have knowledge of a material fact, and any other person who has knowledge of material information and knows it has not been disclosed to the market (persons who have a business, professional or trust relationship with the Company, including auditors, analysts, underwriters and advisers), are considered insiders. Insiders may not trade our securities or derivatives of our securities prior to the disclosure of such material information to the market to obtain an advantage, for themselves or for others. In addition, former members of our Board of Directors or Board of Executive Officers who are in possession of material, as yet undisclosed information also may not use such information to trade in securities issued by the Company within three (3) months of their dismissal.

Such restriction will apply, without limitation, (i) as from the moment when studies or analyses are initiated relating to operations of merger, total or partial spin-off, consolidation, transformation, or any form of corporate reorganization, business combination, change in the Company’s control (including by means of the execution, alteration or rescission of a shareholders’ agreement), decision to promote the cancellation of the Company’s registration as a publicly held company, or change in the trading environment or segment of the shares issued by us; (ii) during the 15-day period prior to the disclosure of our quarterly and annual financial statements required by CVM, regardless of whether such persons are aware of the contents of the Company’s quarterly financial information and annual financial statements; and (iii) if we intend to request for judicial or extrajudicial reorganization and bankruptcy as from the moment when studies or analyses are started regarding such requests by us.

Restriction on Certain Transactions outside Our Corporate Purposes

Brazilian Corporate Law prohibits us from undertaking any business practices inconsistent with our corporate purpose and core business.

Restrictions on Non-Brazilian Holders

There are no restrictions on ownership of our common shares by individuals or legal entities domiciled outside Brazil. Foreign investors may trade their shares through ADSs on the NYSE or directly on the B3.

However, the right to convert dividend payments and proceeds from the sale of common shares into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions and foreign investment legislation, which generally require, among other things, obtaining an electronic registration with the Brazilian Central Bank. Nonetheless, any non-Brazilian holder who registers with the CVM may use the dividend payments and proceeds from the sale of shares to buy and sell securities directly on the B3.

American Depositary Shares

The following description of Ambev’s ADSs is a summary and does not purport to be complete. This description is subject to and qualified in its entirety by reference to the deposit agreement dated July 9, 2013, between Ambev, The Bank of New York Mellon, as depositary (the “depositary”) and all owners and beneficial owners from time to time of the American depositary shares (“ADSs”) issued thereunder (the “deposit agreement”), including the form of ADRs. For more complete information, you should read the entire deposit agreement and the form of ADR. The form of deposit agreement (including the form of ADR) is incorporated by reference as Exhibit 2.1 to the 2025 Form 20-F. As used in this section, “you” means an owner or beneficial owner of ADSs.

General

The ADRs are listed and traded on the New York Stock Exchange. Our common shares are listed on the New York Stock Exchange not for trading, but only in connection with the registration of the ADS representing such common shares, pursuant to the requirements of the SEC.

The depositary has executed and delivered, and may from time to time execute and deliver, ADRs. Each ADR is a certificate representing a specific number of ADSs. Each ADS represents one common share (or a right to receive one common share) deposited with the principal office of Banco Bradesco S.A., as agent for the depositary. Each ADS also represent any other securities, cash or other property, which may be held by the depositary. The depositary’s office at which the ADRs are administered, and its principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights, which are governed by Brazilian law. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The deposit agreement sets out the ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible, or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. With respect to the foreign currency that is not distributed, the depositary may either (i) distribute such foreign currency to the ADR holder upon its request or (ii) hold the foreign currency for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary, after consulting with us, may, and if we request, must, distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may also sell a portion of the distributed shares to pay fees and expenses in connection with the distribution. If the depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new shares.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares, or any other rights, the depositary may, after consulting with us, make these rights available to you. If the depositary decides it is not legal and practical to make these rights available after consulting with us, it may sell the rights and distribute the proceeds in the same way it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and acquire the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise these rights if you pay the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will, after consulting with us, send you anything else we distribute on deposited securities by any means it believes is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Alternatively, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. The depositary may sell a portion of the distributed property to pay fees and expenses in connection with the distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel an ADR and obtain shares?

You may surrender your ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Alternatively, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by the date set by the depositary.

The depositary will try, as far as practical, subject to Brazilian law and the provisions of our organizational documents, to vote the number of shares, or other deposited securities represented by your ADSs, as you instruct. The depositary will only vote or attempt to vote as you instruct, or as described below.

We cannot ensure that you will receive voting materials or otherwise learn of an upcoming shareholders’ meeting in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which the voting instructions are carried out. This means that you may not be able to vote, and you may have no recourse if your shares are not voted as you requested.

If we asked the depositary to solicit your instructions and the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon.

Fees and Expenses

The following table summarizes the fees and expenses payable by holders of ADSs:

Persons depositing or withdrawing shares must pay:	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

(i) Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property; and

(ii) Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$0.02 (or less) per ADSs	Any cash distribution
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities to holders of deposited securities which are distributed by the depositary to ADS holders
$0.02 (or less) per ADSs per calendar year	Depositary services.
Registration or transfer fees	Transfer and registration of shares on Ambev’s share registry to or from the name of the Depositary or its agent when you deposit or withdraw shares.
Expenses of the depositary	(i) Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); and (ii) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty (which currently are inapplicable in Brazil) or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services through a deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not sufficient to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•      Change the par value of our shares

•      Reclassify, split up or consolidate any of the deposited securities

•      Distribute securities on the shares that are not distributed to you

•      Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents’ actions under the deposit agreement will be limited to the following: (1) advise you that the deposit agreement is terminated, (2) collect distributions on the deposited securities (3) sell rights and other property, and (4) deliver shares and other deposited securities upon cancellation of ADRs. One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received from the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination of the deposit agreement our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;
•	are not liable if either of us exercises discretion permitted under the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person unless it is indemnified on a basis satisfactory to it; and
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and authenticity of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books, or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.
•	When you owe money to pay fees, taxes or similar charges.
•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying shares, which is referred to as a pre-release of the ADR. The depositary may also deliver shares upon surrender of pre-released ADRs (even if the ADRs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADRs to be deposited; (ii) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (iv) any other indemnities and credit regulations are provided in which the depositary may deem necessary. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

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